Exhibit 99.1
PLUMAS BANCORP REPORTS 2007 PROFITS OF $4.2 MILLION
QUINCY, California, January 18, 2008 – Plumas Bancorp, (NASDAQ: PLBC), a bank holding company and the parent company of Plumas Bank, today announced 2007 annual earnings of $4,223,000, or $0.84 per diluted share, compared to $5,202,000, or $1.02 per diluted share earned during 2006. Earnings for the fourth quarter ended December 31, 2007 totaled $864,000, or $0.17 per diluted share, compared to $1,321,000, or $0.26 per diluted share for the fourth quarter of 2006.
Highlights for the year ended December 31, 2007:
•	Earnings of $4.2 million.

•	Return on equity of 11.4%.

•	Cash dividends of $0.30 an increase of 15%.

•	Increase in equity of $1.3 million or 4%.

•	Net interest margin of 5.18%.

•	Allowance for loan losses as a percentage of total loans increased to 1.19%.

•	Strong performance from our Reno, Nevada loan production office.

•	Expansion into Redding, California.

•	Awarded Preferred Lender status from the Small Business Administration.
Douglas N. Biddle, president and chief executive officer remarked, “Our 2007 earnings, although solid, did fall somewhat short of our previous year’s record earnings. While I’m pleased to report the Company has never been involved in sub-prime lending, we have experienced lower loan demand and higher funding costs in 2007 similar to many other financial institutions. Despite these shorter-term market challenges, we moved forward with our plans to expand our banking operations into markets with long-term economic vitality.”
Biddle continued, “We had strong performance from our Reno, Nevada commercial real estate loan office which opened during the fourth quarter of 2006. This positive experience has convinced us to expand our geographic footprint and, subject to regulatory approval, open a full service commercial bank in Nevada. We believe the Reno/Sparks area will be a dynamic marketplace for years to come and we are eager to become a supportive part of the growth, vitality and success of the area.”
Biddle concluded, “During the second quarter of 2007 we opened our Redding, California branch in a temporary location, with a permanent location expected to open during the middle of 2008. Additionally, we opened a government guaranteed lending office in Auburn, California and we were awarded admission to the Preferred Lender Program by the Small Business Administration (SBA) during 2007. Through this partnership with the SBA, we are able to help many more small businesses obtain financing, which in turn helps both the local economy and Plumas Bancorp.”
Andrew Ryback, executive vice president and chief financial officer stated, “During 2007 we increased our cash dividend per share 15% from $0.26 to $0.30. In addition we have been active in repurchasing shares of the Company stock under our Stock Repurchase Plan which was recently extended into 2008. During 2007 we repurchased and retired 168,737 shares. This stock buyback plan reflects our commitment to maximize shareholder value and demonstrates our confidence in the future of the Company.”
Ryback concluded, “While in the short term our strategic efforts to continue our expansion are expected to have a negative impact on earnings, we are committed to the long term value of our franchise and are excited about the prospects for these operations.”
The decline in earnings for 2007 as compared to 2006 is related to an increase in interest expense of $1.6 million and an increase in non-interest expense of $1.4 million. The increase in interest expense is primarily related to a rise in the level of and rates paid on time deposits. The increase in non-interest expense includes costs related to our expansion into Redding, California and Reno, Nevada which represents approximately $700 thousand of that increase. In addition, retirement costs increased by $263 thousand and we experienced a net reduction of $575 thousand in the deferral of loan origination costs as the number of loans originated decreased.
For the year ended December 31, 2007, as compared to the year ended December 31, 2006, interest income increased by $801 thousand and non-interest income increased by $289 thousand. The Company was able to reduce its loan loss provision by $200 thousand from $1.0 million for 2006 to $800 thousand for the year ended December 31, 2007, while increasing its allowance for loan losses as a percentage of total loans from 1.10% to 1.19%, respectively.
Shareholders’ Equity Growth
Shareholders’ equity increased $1.3 million or 4%, to $37.1 million at December 31, 2007 from $35.8 million at December 31, 2006. Book value per share increased by $0.49 or 7% to $7.63 at year end from $7.14 at December 31, 2006.
Loans Outstanding
The Company experienced strong loan production in many of its lending units; however, this has been offset by the Company’s decision to discontinue its dealer lending activities and from principal payments on outstanding loans. Net loans decreased by $3 million or 1%, from $352 million at December 31, 2006 to $349 million at December 31, 2007, while average loans outstanding increased slightly over the same period. The Company’s loan to deposit ratio increased from 88.2% at December 31, 2006 to 90.1% at December 31, 2007.
Net Interest Income
Net interest income before provision for loan losses for the year ended December 31, 2007 totaled $21.7 million, a decline of $781 thousand or 3%, as compared to the $22.5 million earned for the year ended December 31, 2006. As a result of the increase in average loans outstanding, interest income increased by $801 thousand to $30.3 million during 2007 compared to $29.5 million for the year ended December 31, 2006.

Based on data obtained from the Federal Deposit Insurance Corporation (“FDIC”) as of June 30, 2007, there has not been growth in FDIC insured deposits in the Company’s deposit service area. Additionally, the Company continues to experience strong competition for deposits from both banking and non-banking sources. Average deposits declined by $11.9 million from $415.7 million during 2006 to $403.8 million during the year ended December 31, 2007. In addition, the deposit mix changed with average time deposits increasing by $28.3 million from $93.5 million during the year ended December 31, 2006 to $121.8 million during 2007.
Interest expense increased by $1.58 million to $8.53 million for the year ended December 31, 2007 compared to $6.95 million during 2006. Total interest expense as a percentage of interest-bearing liabilities increased from 2.28% for the year ended December 31, 2006 to 2.77% for 2007. This increase is primarily related to the change in mix resulting in an increase in the percentage of time deposits as a percentage of total interest bearing deposits and an increase in the rate paid on time deposits.
Net interest margin for the year ended December 31, 2007 was 5.18%, a decline of 14 basis points from 5.32% for the year ended December 31, 2006. This decline in margin included an increase of 26 basis points in the yield on average interest-earning assets from 6.96% for the year ended December 31, 2006 to 7.22% for 2007, which was offset by an increase in the cost of funding our interest earning assets of 40 basis points from 1.64% for 2006 to 2.04% for 2007.
For the three months ended December 31, 2007 net interest income before provision for loan losses totaled $5.4 million, a decline of $481 thousand or 8% from the $5.9 million earned during the quarter ended December 31, 2006. Net interest margin declined 29 basis points from 5.44% for the quarter ended December 31, 2006 to 5.15% for the quarter ended December 31, 2007.
Asset Quality
Nonperforming loans totaled $2.6 million at December 31, 2007 or 0.75% of total loans, an increase of $1.6 million from the prior year end balance of $1.0 million or 0.29% of total loans. The allowance for loan losses increased $294 thousand to $4.2 million or 1.19%, of total loans at December 31, 2007, from the $3.9 million or 1.10%, of total loans at December 31, 2006. While the allowance increased both in real terms and as a percentage of total loans, we were able to decrease the provision for loan losses by $200 thousand for 2007 to $800 thousand from the $1.0 million recorded for the year ended December 31, 2006.
Although the Company has experienced an increase in nonaccrual loans, these loans are well secured and the Company does not anticipate significant losses from its nonaccrual loan portfolio.
Net charge-offs during 2007 totaled $506 thousand, an increase of $167 thousand from the $339 thousand incurred during the year ended December 31, 2006. For the year ended December 31, 2007 annualized net charge-offs as a percentage of average loans totaled 0.14% up from 0.10% for the same period in 2006.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates thirteen branches located in the counties of Plumas, Lassen, Sierra, Placer, Nevada, Modoc and Shasta, and it also operates a commercial real estate lending office in Reno, Nevada. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the U.S. Small Business Administration. Plumas Bank was named a Super Premier Bank in 2007 by The Findley Reports. Additionally, in recognition of the Company’s long history of stock performance, in 2007 Plumas Bancorp was named to the Keefe, Bruyette & Woods Honor Roll for banking institutions. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.
Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.
In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	As of December 31,
			Dollar	Percentage
	2007	2006	Change	Change
ASSETS
Cash and due from banks	$13,207	$11,293	$1,914	16.9%
Investment securities	55,292	74,795	(19,503)	-26.1%
Loans, net of allowance for loan losses	349,302	351,977	(2,675)	-0.8%
Premises and equipment, net	14,666	15,190	(524)	-3.4%
Intangible assets, net	1,037	1,337	(300)	-22.4%
Bank owned life insurance	9,428	9,449	(21)	-0.2%
Accrued interest receivable and other assets	10,183	9,198	985	10.7%

Total assets	$453,115	$473,239	$(20,124)	-4.3%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$391,940	$402,176	$(10,236)	-2.5%
Federal funds purchased	7,500	20,000	(12,500)	-62.5%
Accrued interest payable and other liabilities	6,226	4,901	1,325	27.0%
Junior subordinated deferrable interest debentures	10,310	10,310	—	—%

Total liabilities	415,976	437,387	(21,411)	-4.9%
Shareholders’ equity	37,139	35,852	1,287	3.6%

Total liabilities and shareholders’ equity	$453,115	$473,239	$(20,124)	-4.3%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

			Dollar	Percentage
FOR THE YEAR ENDED DECEMBER 31,	2007	2006	Change	Change
Interest income	$30,284	$29,483	$801	2.7%
Interest expense	8,536	6,954	1,582	22.7%

Net interest income before provision for loan losses	21,748	22,529	(781)	-3.5%
Provision for loan losses	800	1,000	(200)	-20.0%

Net interest income after provision for loan losses	20,948	21,529	(581)	-2.7%
Non-interest income	5,448	5,159	289	5.6%
Non-interest expenses	19,671	18,290	1,381	7.6%

Income before provision for income taxes	6,725	8,398	(1,673)	-19.9%
Provision for income taxes	2,502	3,196	(694)	-21.7%

Net income	$4,223	$5,202	$(979)	-18.8%

Basic earnings per share	$0.85	$1.04	$(0.19)	-18.3%

Diluted earnings per share	$0.84	$1.02	$(0.18)	-17.6%

			Dollar	Percentage
FOR THE THREE MONTHS ENDED DECEMBER 31,	2007	2006	Change	Change
Interest income	$7,475	$7,767	$(292)	-3.8%
Interest expense	2,079	1,890	189	10.0%

Net interest income before provision for loan losses	5,396	5,877	(481)	-8.2%
Provision for loan losses	300	100	200	200.0%

Net interest income after provision for loan losses	5,096	5,777	(681)	-11.8%
Non-interest income	1,453	1,306	147	11.3%
Non-interest expenses	5,238	4,958	280	5.6%

Income before provision for income taxes	1,311	2,125	(814)	-38.3%
Provision for income taxes	447	804	(357)	-44.4%

Net income	$864	$1,321	$(457)	-34.6%

Basic earnings per share	$0.18	$0.26	$(0.08)	-30.8%

Diluted earnings per share	$0.17	$0.26	$(0.09)	-34.6%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	December 31,
	2007	2006
AVERAGE BALANCES FOR THE YEAR ENDED
Assets	$464,974	$468,988
Earning assets	$419,591	$423,636
Loans	$353,384	$335,226
Deposits	$403,772	$415,700
Equity	$37,041	$33,682

CREDIT QUALITY DATA
Allowance for loan losses	$4,211	$3,917
Allowance for loan losses as a percentage of total loans	1.19%	1.10%
Nonperforming loans	$2,632	$1,013
Nonperforming assets	$3,169	$1,060
Nonperforming loans as a percentage of total loans	0.75%	0.29%
Nonperforming assets as a percentage of total assets	0.70%	0.22%
Year-to-date net charge-offs	$506	$339
Year-to-date net charge-offs as a percentage of average loans	0.14%	0.10%

SHARE AND PER SHARE DATA
Basic earnings per share, year-to-date	$0.85	$1.04
Diluted earnings per share, year-to-date	$0.84	$1.02
Year-to-date weighted average shares outstanding	4,963	5,001
Year-to-date weighted average diluted shares outstanding	5,005	5,085
Basic earnings per share for the quarter	$0.18	$0.26
Diluted earnings per share for the quarter	$0.17	$0.26
Quarterly weighted average shares outstanding	4,913	5,013
Quarterly weighted average diluted shares outstanding	4,946	5,069
Book value per share	$7.63	$7.14
Cash dividends paid per share, year-to-date	$0.30	$0.26
Total shares outstanding	4,869	5,023

YEAR-END KEY FINANCIAL RATIOS
Return on average equity	11.4%	15.4%
Return on average assets	0.91%	1.11%
Net interest margin	5.18%	5.32%
Efficiency ratio	72.3%	66.1%
Loan to deposit ratio	90.1%	88.2%

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average equity	9.09%	14.7%
Annualized return on average assets	0.74%	1.10%
Net interest margin	5.15%	5.44%
Efficiency ratio	76.5%	69.0%